Sub-Item 770
                                                         Rule 10f-3 Transactions



                           DREYFUS A BONDS PLUS, INC.

On July 12, 2007, Dreyfus A Bonds Plus, Inc.(the "Fund") purchased $278,584,821 of Lehman Brothers Hldg 6 7/19/2012 - Rated: A1/Moody's, A+/S&P and AA-/Fitch - CUSIP # 52517P4C2 (the "Bonds"). The Bonds were purchased from Capital Markets, Inc., a member of the underwriting syndicate offering the Bonds, from their account. Bank of New York Mellon Financial, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. No other member received any economic benefit. The following is a list of the syndicate's primary members:

                                 Lehman Brothers
                              Calyon Securities USA
                              ING Financial Markets
                       Bank of New York Mellon Corporation
                                 Scotia Capital
                             Williams Capital Group


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Accompanying this statement are materials presented to the Board of Trustees of the Dreyfus Variable Investment Fund, which ratified the purchases as in compliance with the Fund's Rule 10f-3 Procedures, at the applicable Fund's Board meetings held on December 10, 2007.

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                               PROPOSED RESOLUTION


            RESOLVED, that the transaction engaged in by the Fund, pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended, hereby is determined to have been effected in compliance with the Procedures adopted by the Board with respect to such transaction.